Filing pursuant to
                                                        Rule 424(b)(2)
                                                        relating to Registration
                                                        Statement 333-25997


             Prospectus Supplement to Prospectus dated June 26, 1997



                              160,000 COMMON UNITS
                     Representing Limited Partner Interests

                       KINDER MORGAN ENERGY PARTNERS, L.P.


                                ---------------



     Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), is directly offering 160,000 Common Units to First Union Investors, Inc. ("FUI") at a purchase price of $62.50 per Common Unit. The sale of the Common Units is subject to approval for listing by the New York Stock Exchange, Inc. The net proceeds to the Company will be approximately $9,990,000.

     FUI will be required to agree that, except for offers, sales or dispositions to affiliates of FUI, for a period of 90 days from August 13, 1997, it will not, without the Partnership's prior written consent, offer, sell, contract to sell, or otherwise dispose of, any of the Common Units purchased pursuant to this Prospectus Supplement.


























                   Prospectus Supplement dated August 13, 1997